Belden & Blake Corporation
News Release

5200 Stoneham Road, North Canton, Ohio 44720
Phone: 330-499-1660
Fax: 330-497-5463

Contact:	Bob Peshek Senior Vice President and Chief Financial Officer	FOR IMMEDIATE RELEASE July 18, 2005

Belden & Blake Commences Tender Offer For Its
8.75% Senior Secured Notes due 2012

North Canton, Ohio – July 18, 2005 – Belden & Blake Corporation (“Belden & Blake” or the “Company”) announced today that it has commenced a tender offer (“Tender Offer”) and consent solicitation (“Consent Solicitation”) to purchase for cash any and all of its outstanding $192,500,000 aggregate principal amount of 8.75% Senior Secured Notes due 2012 (the “Securities”) (CUSIP Number 077447AE0).

Belden & Blake is offering to purchase outstanding Securities at 101.5% of the principal amount of the Securities tendered, which includes a consent payment of 1.50%, to the holders of Securities (the “Holders”) who validly tender their Securities, and deliver consents to amendments of the indenture governing the Securities, prior to 5:00 p.m., New York City time, on Friday, July 29, 2005. Holders who validly tender Securities after that time and at or prior to 9:00 a.m., New York City time on Monday, August 15, 2005, the expiration of the Tender Offer, will receive 100% of the principal amount of the Securities tendered and will not receive the 1.50% consent payment. Holders who validly tender Securities at any time during the tender offer period also will be paid accrued and unpaid interest up to, but not including, the applicable date of payment for the Securities.

The Tender Offer and Consent Solicitation is being conducted in conjunction with the acquisition of the parent company of Belden & Blake by certain institutional funds (the “Funds”) managed by EnerVest Management Partners, Ltd., a Houston-based privately held oil and gas operator and institutional funds manager. The Tender Offer is conditioned on the closing of the proposed sale, which is expected to occur on August 5, 2005, but may be postponed by either party until as late as August 16, 2005.

Holders tendering their Securities will be required to consent to certain proposed amendments to the indenture governing the Securities, which will eliminate substantially all of the indenture’s restrictive covenants. The amendments also include elimination of the requirement that Belden & Blake offer to purchase the outstanding Securities at a price equal to 101% of principal amount plus accrued and unpaid interest in the event of a change of control. The Company believes that the pending sale of the parent company would result in a change of control. If the Tender Offer and Consent Solicitation is consummated and the indenture amendments are adopted, Belden & Blake would not be required to effect an offer for the remaining outstanding Securities.

All holders who validly tender their Securities by 9:00 a.m., New York City time, on Monday, August 15, 2005, are expected to receive payment promptly thereafter. However, only holders who tender Securities on or prior to 5:00 p.m. New York City time, on Friday, July 29, 2005 will receive the 1.50% consent payment, which will be paid promptly after the expiration of the Tender Offer.

The Tender Offer is subject to the satisfaction of certain conditions, including the Company’s receipt of tenders of Securities representing a majority of the principal amount of such Securities outstanding, and the closing of the proposed sale of the parent company of Belden & Blake. While there is no financing condition to the Tender Offer, the Company has been advised by EnerVest that it should expect to have sufficient funds to allow it to consummate the Tender Offer from borrowings on a new credit facility being negotiated by EnerVest, cash on hand and loans or equity investments provided by the Funds.

Belden & Blake has engaged Goldman, Sachs & Co. to act as the exclusive dealer manager and solicitation agent for the Tender Offer and the Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to Goldman, Sachs & Co., 85 Broad Street, 29th Floor, NY, NY 10004, Attn: Credit Liability Management Group, at (800) 828-3182 (U.S. toll free) or (212) 357-3019 (collect). Requests for documentation may be directed to Global Bondholder Services Corporation, at (212) 430-3774 (collect; for banks and brokers) or (866) 795-2200 (toll free; for all other than banks and brokers).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Tender Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 18, 2005.

The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company’s access to capital, the market demand for and prices of oil and natural gas, the Company’s oil and gas production and costs of operation, results of the Company’s future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Belden & Blake engages in the exploitation, development, production, operation and acquisition of oil and natural gas properties in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan). Belden & Blake is a subsidiary of Capital C Energy Operations, LP, an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P.

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